UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 23, 2013 (May 22, 2013)

GLOBAL CASH ACCESS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32622	20-0723270
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7250 S. Tenaya Way, Suite 100 Las Vegas, Nevada	89113
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 833-7110

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On May 22, 2013, Global Cash Access Holdings, Inc. (the “Company”), together with its wholly-owned subsidiary Global Cash Access, Inc., entered into a second amendment to its Credit Agreement, dated March 1, 2011, among Deutsche Bank Trust Company Americas, as administrative agent and the various lenders who are a party thereto (the “Amended Credit Agreement”). The Amended Credit Agreement reduces the interest rate on borrowings under the term loan facility from LIBOR plus a margin of 5.5% (subject to a minimum LIBOR rate of 1.50%) to LIBOR plus a margin of 3.0% (subject to a minimum LIBOR rate of 1.0%).  In addition, the original Credit Agreement provided for an increase option permitting the Company to arrange with existing and/or new lenders for them to provide up to an aggregate of $50.0 million in additional term loan commitments.  The Amended Credit Agreement now provides the Company with an increase option permitting the Company to arrange with existing and/or new lenders additional term loan and/or revolving credit facility loan amounts in excess of $50.0 million so long as the Company’s total leverage ratio after giving effect to such additional loan amount does not exceed 2.50:1.00 (as such leverage ratio is calculated and defined under the Amended Credit Agreement).

The foregoing summary does not purport to be complete and is qualified in its entirety by the text of the second amendment, a copy of which is filed as Exhibit 10.1 to this Form 8-K and incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits

	Exhibit No.	Document

	10.1	Second Amendment to Credit Agreement dated March 1, 2011

This Form 8-K and the attached exhibit are furnished to, but not filed with, the Securities and Exchange Commission.  The information contained herein and in the accompanying exhibit shall not be incorporated by reference into any filing of the registrant, whether made before or after the date hereof, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference into such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GLOBAL CASH ACCESS HOLDINGS, INC.

Date: May 23, 2013

By:	/s/ Mary E. Higgins

Mary E. Higgins

Chief Financial Officer